Exhibit 10.1

AMENDMENT AGREEMENT

WHEREAS, Allied Energy, Inc. (“Allied”) and Alamo Energy Corporation (“Alamo”) entered into an Operating Agreement dated May 18, 2010 covering the Florence Valentine Lease in Ritchie County, West Virginia, (the “Valentine JOA”); and

WHEREAS, Allied and Alamo entered into a Participation Agreement dated August 2, 2010 covering the reentry of the Dillon  #1 well (the “Participation Agreement”), the Tax Partnership Agreement dated August 2, 2010 which is attached to the Dillon Participation Agreement as Exhibit C and as Exhibit G to the Dillon JOA as defined below (the “TPA”), and the Joint Operating Agreement dated August 2, 2010, covering the M. Dillon Lease in Ritchie County, West Virginia (the “Dillon JOA”) ( the Participation Agreement, the TPA and the Dillon JOA are collectively referred to as the Agreements”); and

WHEREAS, Allied and Alamo wish to amend the Valentine JOA and Dillon JOA to add the Exhibit C “Accounting Procedure” and the Agreements to substitute a different well and lease and make certain other amendments.

NOW, THEREFORE, Allied and Alamo, in consideration of the mutual promises made to each other in the documents being amended hereby, agree as follows:

1.	Allied and Alamo hereby agree to amend the Valentine JOA to add as Exhibit C to the Valentine JOA the Accounting Procedure attached hereto as Appendix 1.

2.	The Participation Agreement is amended:

A.	To delete the references to the Dillon #1 well in Pleasants County, West Virginia, and to substitute therefore the Goose Creek #4 (API #47-085-06942) in Ritchie County, West Virginia.

B.	To delete all references to Pleasants County, West Virginia and to substitute therefore Ritchie County, West Virginia.

C.	To delete Exhibit A to the Participation Agreement and to substitute therefore the Exhibit A attached hereto as Appendix 2.

3.	The Dillon JOA is amended:

A.	To delete the references to the Dillon #1 well in Pleasants County, West Virginia, and to substitute therefore the Goose Creek #4 (API #47-085-06942) in Ritchie County, West Virginia.

B.	To delete all references to Pleasants County, West Virginia and to substitute therefore Ritchie County, West Virginia.

C.	To delete Exhibit A to the Joint Operating Agreement and to substitute therefore the Exhibit A attached hereto as Appendix 2.

D.	To add as Exhibit C the Accounting Procedure attached hereto as Appendix 1.

The Dillon JOA shall henceforth be described as the “Goose Creek JOA”.

4.
The TPA is amended in its entirety and the Tax Partnership Agreement attached as Appendix 3 is substituted therefore as Exhibit C to the Participation Agreement and as Exhibit G to the Goose Creek JOA.

IN WITNESS WHEREOF, the Parties have executed this Amendment Agreement as of the 24th day of September, 2010.

ALLIED ENERGY, INC.

By: /s/ Jon Makeever
Name: Jon Makeever
Title: President

ALAMO ENERGY CORPORATION

By: /s/ Allan Millmaker , 15 October 2010
Name: Allan Millmaker
Title: CEO

APPENDIX 1

ACCOUNTING PROCEDURE

EXHIBIT   “C”

Attached to and made a part of _____________________________________________________________________________________________________

ACCOUNTING PROCEDURE

JOINT OPERATIONS

I.  GENERAL PROVISIONS

1.           Definitions

"Joint Property" shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached.

“Joint Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the

Joint Property.

"Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

"Operator" shall mean the party designated to conduct the Joint Operations.

"Non-Operators" shall mean the Parties to this agreement other than the Operator.

"Parties” shall mean Operator and Non-Operators.

"First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

"Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills,

and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the

Joint Property.

"Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees.

"Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

"Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

2.           Statement and Billings

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3.           Advances and Payments by Non-Operators

A.	Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month's operation within fifteen (15) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

B.	Each Non-Operator shall pay its proportion of all bills within fifteen (15) days after receipt. If payment is not made within such time,

the unpaid balance shall bear interest monthly at the prime rate in effect at  on the first day of the month in which delinquency occurs plus 1% or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.

4.           Adjustments

Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided,

however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24)

month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment.  No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

5.           Audits

A.	A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the

Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of

Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

B.	The Operator shall reply in writing to an audit report within 180 days after receipt of such report.

6.           Approval By Non-Operators

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this

Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator's proposal, and the agreement or approval of a majority in interest of the

Non-Operators shall be controlling on all Non-Operators.

II.  DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1.           Ecological and Environmental

Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2.           Rentals and Royalties

Lease rentals and royalties paid by Operator for the Joint Operations.

3.           Labor

A.	(1)	Salaries and wages of Operator's field employees directly employed on the Joint Property in the conduct of Joint Operations.

(2)	Salaries of First level Supervisors in the field.

(3)	Salaries and wages of Technical Employees directly employed on the Joint Property if such charges are excluded from the overhead rates.

(4)	Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation or the Joint Property if such charges are excluded from the overhead rates.

B.	Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II. Such costs under this Paragraph 3B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience.

C.	Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to

Operator’s costs chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

D.	Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraphs 3A of this Section II.

4.           Employee Benefits

Operator's current costs of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase,

thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs

3A and 3B of this Section II shall be Operator's actual cost not to exceed the percent most recently recommended by the Council of

Petroleum Accountants Societies.

5.           Material

Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV.  Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6.           Transportation

Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

A.	If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the

Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

B.	If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C.	In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7.           Services

The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 10 of Section II and Paragraph i, ii, and iii, of Section III.  The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8.           Equipment and Facilities Furnished By Operator

A.	Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes,

depreciation, and interest on gross investment less accumulated depreciation not to exceed  eight percent (8%)

per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

B.	In lieu of charges in Paragraph 8A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less 20%.  For automotive equipment, Operator may elect to use rates published by the Petroleum Motor

Transport Association.

9.           Damages and Losses to Joint Property

All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator’s gross negligence or willful misconduct.

Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

10.           Legal Expense

Expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint

Property, except that no charge for services of Operator's legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I, Paragraph 3.

11.           Taxes

All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein,

charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party's working interest.

12.           Insurance

Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint

Operations are conducted in a state in which Operator may act as self-insurer for Worker's Compensation and/or Employers Liability under the respective state's laws, Operator may, at its election, include the risk under its self- insurance program and in that event,

Operator shall include a charge at Operator's cost not to exceed manual rates.

13.           Abandonment and Reclamation

Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14.           Communications

Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property.  In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8 of this Section II.

15.           Other Expenditures

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

III.  OVERHEAD

1.           Overhead - Drilling and Producing Operations

i.	As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:

(  X     ) Fixed Rate Basis, Paragraph lA, or

(      )  Percentage Basis, Paragraph lB

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II.  The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in the above selected Paragraph of this Section III unless such cost and expense are agreed to by the Parties as a direct charge to the Joint Account.

ii.	The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

(  X     ) shall be covered by the overhead rates, or

(      ) shall not be covered by the overhead rates.

iii.	The salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property:

(  X     ) shall be covered by the overhead rates, or

(      ) shall not be covered by the overhead rates.

A.	Overhead - Fixed Rate Basis

(1)	Operator shall charge the Joint Account at the following rates per well per month:

Drilling Well Rate $500

(Prorated for less than a full month)

Producing Well Rate $500

(2)	Application of Overhead - Fixed Rate Basis shall be as follows:

(a)	Drilling Well Rate

(1)	Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or other units used in completion of the well is released, whichever is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.

(2)	Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(b)	Producing Well Rates

(1)	An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

(2)	Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

(3)	An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

(4)	A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

(5)	All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

(3)	The well rates shall be adjusted as of the first day of April each year following the effective date of the agreement to which this Accounting Procedure is attached by the percent increase or decrease published by COPAS.

B.	~~Overhead - Percentage Basis~~

~~(1)~~	~~Operator shall charge the Joint Account at the following rates:~~

~~(a)~~	~~Development~~

 ~~_Percent (%) of the cost of development of the Joint Property exclusive of costs~~

~~provided under Paragraph 10 of Section II and all salvage credits.~~

~~(b)~~	~~Operating~~

  ~~Percent (%) of the cost of operating the Joint Property exclusive of costs provided~~

~~under Paragraphs 2 and 10 of Section II, all salvage credits, the value of injected substances purchased for~~

~~secondary recovery and all taxes and assessments which are levied, assessed and paid upon the mineral interest in~~

~~and to the Joint Property.~~

~~(2)~~	~~Application of Overhead - Percentage Basis shall be as follows:~~

~~For the purpose of determining charges on a percentage basis under Paragraph 1B of this Section III, development shall~~

~~include all costs in connection with drilling, redrilling, deepening, or any remedial operations on any or all wells involving~~

~~the use of drilling rig and crew capable of drilling to the producing interval on the Joint Property; also, preliminary~~

~~expenditures necessary in preparation for drilling and expenditures incurred in abandoning when the well is not completed~~

~~as a producer, and original cost of construction or installation of fixed assets, the expansion of fixed assets and any other~~

~~project clearly discernible as a fixed asset, except Major Construction as defined in Paragraph 2 of this Section III. All~~

~~other costs shall be considered as operating.~~

2.           Overhead - Major Construction

Included in the overhead rate payable pursuant to Paragraph 3A.

~~To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and~~

~~any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall~~

~~either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for overhead based on the following rates~~

~~for any Major Construction project in excess of $                                                                                                :~~

~~A.       % of first $100,000 or total cost if less, plus~~

~~B.       % of costs in excess of $100,000 but less than $1,000,000, plus~~

~~C.       % of costs in excess of $1,000,000.~~

~~Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall~~

~~not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.~~

3.           Catastrophe Overhead

Included in the overhead rate payable under Paragraph 3A.

~~To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill,~~

~~blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint~~

~~Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate~~

~~prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:~~

~~A.       % of total costs through $100,000; plus~~

~~B.       % of total costs in excess of $100,000 but less than $1,000,000; plus~~

~~C.       % of total costs in excess of $1,000,000.~~

~~Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this~~

~~Section III shall apply.~~

4.           Amendment of Rates

The overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive.

IV.           PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the

Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator's option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to

Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1.           Purchases

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2.           Transfers and Dispositions

Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:

A.	New Material (Condition A)

(1)	Tubular Goods Other than Line Pipe

(a)	Tubular goods, sized 2 3/8 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the

80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio and casing from Youngstown, Ohio.
(b)	For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a).

For transportation cost from points other than Eastern mills, the 30,000 pound Oil Field Haulers Association interstate truck rate shall be used.

(c)	Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas,

plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.

(d)	Macaroni tubing (size less than 2 3/8 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

(2)	Line Pipe

(a)	Line pipe movements (except size 24 inch OD and larger with walls ¾ inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(l)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(b)      Line Pipe movements (except size 24 inch OD and larger with walls ¾ inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus the percent most recently recommended by COPAS, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(c)	Line pipe 24 inch OD and over and ¾ inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.

(d)	Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

(3)	Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

(4)	Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tubulars will be priced as provided above in Paragraph 2.A.(l) and (2).

B.	Good Used Material (Condition B)

Material in sound and serviceable condition and suitable for reuse without reconditioning:

(1)	Material moved to the Joint Property

At seventy-five percent (75%) of current new price, as determined by Paragraph A.

(2)	Material used on and moved from the Joint Property

(a)	At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material or

(b)	At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material

(3)	Material not used on and moved from the Joint Property

At seventy-five percent (75%) of current new price as determined by Paragraph A.

The cost of reconditioning, if any, shall be absorbed by the transferring property.

C.	Other Used Material

(1)	Condition C

Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

(2)	Condition D

Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

(a)	Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight.  Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

(b)	Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

(3)	Condition E

Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

D.	Obsolete Material

Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

E.	Pricing Conditions

(1)	Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25¢) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point.

The above rate shall be adjusted as of the first day of April each year following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in Section III, Paragraph 1.A.(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year.

Such rate shall be published each year by the Council of Petroleum Accountants Societies.

(2)	Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3.           Premium Prices

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material.  Each

Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4.           Warranty of Material Furnished By Operator

Operator does not warrant the Material furnished.  In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material.

1.           Periodic Inventories, Notice and Representation

At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2.           Reconciliation and Adjustment of Inventories

Adjustments to the Joint Account resulting from the reconciliation of  a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages, but,

Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3.           Special Inventories

Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory.  In cases involving a change of Operator, all Parties shall be governed by such inventory.

4.           Expense of Conducting Inventories

A.	The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

B.	The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account.

APPENDIX 2

EXHIBIT “A”

To that certain Participating Agreement, by and between Allied Energy, Inc. (“Operator”) and Alamo Energy Corporation, (“Non-Operator”), covering lands identified as the Goose Creek #4 re-entry, Ritchie County, WV.

1.           Description of Lands Subject to this Agreement:  Those certain lands identified below.

2.           Restrictions, if any, as to Depths, Formations or Substances:  All depths down to the top of the Marcellus Shale.

3.           Parties to Agreement with addresses and telephone numbers for notice purposes:

PARTIES	WORKING INTEREST
	Purchased	BPO W.I.	APO W.I.	BPO Net R.I.	APO NR.I.
Alamo Energy Corporation 10497 Town & Country Way, Ste. 820 Houston, Texas 77024 Phone: (821-200-4832 Fax: (713) 464-8381 E-mail: allan@alamoenergycorp.com	50%	70%	50%	59.08%	42.2%
Allied Energy, Inc. Jon M. MaKeever P.O. Box 3005 Saratoga, California 95070 Phone: (310) 710-1976 WV Office: (304) 628-36762 E-mail: jmm@alliedenergywv.com	50%	30%	50%	25.32%	42.2%

Total	100.00%	100.00%	100.00%	84.4%	84.4%

4.           Oil and Gas Leases and/or Oil and Gas Interests subject to this Agreement:

LEASE	DATE	GROSS ACRES	BOOK	PAGE	LEASE
Eco Forrest, WVIC Goose Creek #4		493 (total for Eco Forrest lease)	248	7
Eco Forrest, WVIC D-12 well		493 (total for Eco Forrest lease)	249	6
Eco Forrest, WVIC D-11 well		493 (total for Eco Forrest lease)	249	6
Eco Forrest, WVIC, Goose Creek #3		493 (total for Eco Forrest lease)	248	7

APPENDIX 3

TAX PARTNERSHIP AGREEMENT

Attached to and made a part of the Participation Agreement

Between Allied and the Participant, as defined therein.

TAX PARTNERSHIP PROVISIONS

(For Special Elections, See Section 9)

Table of Contents
                                                                                                  Page

1.	GENERAL PROVISIONS	1

1.1	DESIGNATION OF DOCUMENTS	1

1.2	RELATIONSHIP OF THE PARTIES	1

1.3	PRIORITY OF PROVISIONS OF THIS EXHIBIT	1

1.4	SURVIVORSHIP. Subject to Section 4.3	1

2.	TAX REPORTING PARTNER AND TAX MATTERS PARTNER	1

2.1	TAX REPORTING PARTNER	1

2.2	IF SMALL PARTNERSHIP EXCEPTION FROM TEFRA NOT APPLICABLE	2

3.	INCOME TAX COMPLIANCE AND CAPITAL ACCOUNTS	3

3.1	TAX RETURNS	3

3.2	FAIR MARKET VALUE CAPITAL ACCOUNTS	3

3.3	INFORMATION REQUESTS	3

3.4	BEST EFFORTS WITHOUT LIABILITY	4

4.	TAX AND FMV CAPITAL ACCOUNT ELECTIONS	4

4.1	GENERAL ELECTIONS	4

4.2	DEPLETION	4

4.3	ELECTION OUT UNDER CODE 761(a)	4

4.4	CONSENT REQUIREMENTS FOR SUBSEQUENT TAX OR FMV CAPITAL ACCOUNT ELECTIONS	5

5.	CAPITAL CONTRIBUTIONS AND FMV CAPITAL ACCOUNTS	5

5.1	CAPITAL CONTRIBUTIONS	5

5.2	FMV CAPITAL ACCOUNTS	5

6.	TAX PARTNERSHIP ALLOCATIONS	6

6.1	FMV CAPITAL ACCOUNT ALLOCATIONS	6

6.2	TAX RETURN AND TAX BASIS CAPITAL ACCOUNT ALLOCATIONS	8

7.	TERMINATION AND LIQUIDATING DISTRIBUTION	9

7.1	TERMINATION OF THE TAX PARTNERSHIP	9

7.2	BALANCING OF FMV CAPITAL ACCOUNTS	9

7.3	DEEMED SALE GAIN/LOSS CHARGE BACK	9

7.4	DEFICIT MAKE-UP OBLIGATION AND BALANCING CASH CONTRIBUTIONS	9

7.5	DISTRIBUTION TO BALANCE CAPITAL ACCOUNTS	10

7.6	FMV DETERMINATION	10

7.7	FINAL DISTRIBUTION	10

8.	TRANSFERS, INDEMNIFICATION, AND CORRESPONDENCE	10

8.1	TRANSFER OF TAX PARTNERSHIP INTERESTS	10

8.2	CORRESPONDENCE	10

9.	ELECTIONS AND CHANGES TO ABOVE PROVISIONS	11

9.1	DESIGNATION OF TRP	11

9.2	SPECIAL TAX ELECTIONS	11

1. GENERAL PROVISIONS

1.1 DESIGNATION OF DOCUMENTS.  This exhibit is referred to in, and is part of, that Agreement identified above and, if so provided, a part of any agreement to which the Agreement is an exhibit. Such agreement(s) (including all exhibits thereto, other than this exhibit) shall be hereinafter referred to as the “Agreement;” and this exhibit is hereinafter referred to as the “Exhibit” or the “Tax Partnership Provisions” (the “TPPs”). Except as may be otherwise provided in this Exhibit, terms defined and used in the Agreement shall have the same meaning when used herein.

1.2 RELATIONSHIP OF THE PARTIES.  The Tax Partnership is by and between Allied Energy, Inc. (“Allied”) and Alamo Energy Corporation (the “Participant”) hereinafter referred to as “Party” or “Parties.” The Parties understand and agree that the arrangement and undertakings evidenced by the Agreement result in a partnership for purposes of Federal income taxation and certain State income tax laws which incorporate or follow Federal income tax principles as to tax partnerships. Such partnership for tax purposes is hereinafter referred to as the “Tax Partnership.” For every other purpose of the Agreement the Parties understand and agree that their legal relationship to each other under applicable State law with respect to all property subject to the Agreement is one of tenants in common, or undivided interest owners, or lessee(s)-sublessee(s) and not a partnership; that the liabilities of the Parties shall be several and not joint or collective; and that each Party shall be responsible solely for its own obligations.

1.3 PRIORITY OF PROVISIONS OF THIS EXHIBIT.  If there is a conflict or inconsistency, whether direct or indirect, actual or apparent, between the terms and conditions of this Exhibit and the terms and conditions of the Agreement, or any other exhibit or any part thereof, the terms and conditions of this Exhibit shall govern and control.

1.4 SURVIVORSHIP. Subject to Section 4.3.

1.4.1 Any termination of the Agreement shall not affect the continuing application of the TPPs for the termination and liquidation.

1.4.2 Any termination of the Agreement shall not affect the continuing application of the TPPs for the resolution of all matters regarding Federal and State income reporting.

1.4.3 These TPPs shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and assigns.

1.4.4 The effective date of the Agreement shall be the effective date of these TPPs. The Tax Partnership shall continue in full force and effect from, and after such date, until termination and liquidation.

2. TAX REPORTING PARTNER AND TAX MATTERS PARTNER

2.1 TAX REPORTING PARTNER.  Allied shall be the “tax reporting partner” (the “TRP”) responsible for compliance with all tax reporting obligations of the Tax Partnership, see Section 3.1, below. In the event of any change in the TRP, the Party serving as TRP at the beginning of a given taxable year shall continue as TRP with respect to all matters concerning such year. Upon the request of any Party, the TRP will cooperate with such Party in connection with any administrative or judicial proceedings with respect to tax matters relating to the Tax Partnership.

2.2 IF SMALL PARTNERSHIP EXCEPTION FROM TEFRA NOT APPLICABLE.  If the Tax Partnership does not qualify for the “small partnership exception” from, or if the Tax Partnership elects (see infra Elections at Sections 4.1 and 9.2) to be subject to, 6221 et seq., Subchapter C of Chapter 53 of Subtitle A (the “TEFRA rules”) of the Internal Revenue Code (the “Code”) the TRP shall also be the tax matters partner as defined in Code 6231(a) (the “TMP”) and references to the TRP shall then include references to the TMP and vice versa.

The TMP, as representative of the Tax Partnership, shall be authorized to do each and all of the following: (a) to carry out and supervise the Tax Partnership’s response to any audit or examination by the IRS of the Tax Partnership’s tax returns to the extent that such audit or examination relates to possible adjustments of Tax Partnership items at the Tax Partnership level; (b) to defend in applicable administrative and/or judicial proceedings against any adjustments to Tax Partnership items which may be proposed by the IRS; and (c) to retain and pay counsel to represent the Tax Partnership in connection with any such audit, examination, or administrative or judicial proceeding. All costs and expenses related to any such audit, examination or proceeding shall be paid by the Tax Partnership, and each Party shall execute such documents as are necessary or appropriate to authorize counsel retained by the TMP to represent the Tax Partnership with respect to any and all Tax Partnership items in connection with any such audit, examination or proceeding. In no case shall the TMP or the Tax Partnership be liable for any additional tax payable by a Party attributable to adjustments to Tax Partnership items resulting from any such audit, examination or proceeding or for any costs of separate counsel retained by any Party to represent such Party in connection with any such audit, examination or proceeding. The TMP shall have similar authority with respect to any audits, examinations, or administrative or judicial proceedings related to state or local tax matters that affect Tax Partnership items at the Tax Partnership level.

2.2.1 The TMP shall not be required to incur any expenses for the preparation for, or pursuance of, administrative or judicial proceedings, unless the Parties agree on a method for sharing such expenses.

2.2.2 The Parties shall furnish the TMP, within two weeks from the receipt of the request, the information the TMP may reasonably request to comply with the requirements on furnishing information to the Internal Revenue Service.

2.2.3 The TMP shall not agree to any extension of the statute of limitations for making assessments on behalf of the Tax Partnership without first obtaining the written consent of the other Party. The TMP shall not bind the other Party to a settlement agreement in tax audits without obtaining the written concurrence of the other Party.

2.2.4 Any Party who enters in a settlement agreement with the Secretary of the Treasury with respect to any partnership items, as defined in Code 6231(a)(3), shall notify the other Party of the terms within ninety (90) days from the date of such settlement.

2.2.5 If any Party intends to file a notice of inconsistent treatment under Code 6222(b), such Party shall, prior to the filing of such notice, notify the TMP of the (actual or potential) inconsistency of the Party’s intended treatment of a partnership item with the treatment of that item by the Tax Partnership. If an inconsistency notice is filed solely because a Party has not received a Schedule K-1 in time for filing of its income tax return, the TMP need not be notified.

2.2.6 No Party shall file pursuant to Code 6227 a request for an administrative adjustment of partnership items (the “RFAA”) without first notifying the other Party. If the other Party agrees with the requested adjustment, the TMP shall file the RFAA on behalf of the Tax Partnership. If unanimous consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the RFAA, if shorter, any Party, including the TMP, may file a RFAA on its own behalf.

2.2.7 Any Party intending to file with respect to any partnership item, or any other tax matter involving the Tax Partnership, a petition under Code 6226, 6228, or any other provision, shall notify the other Party prior to such filing of the nature of the contemplated proceeding. In the case where the TMP is the Party intending to file such petition, such notice shall be given within a reasonable time to allow the other Party to participate in the choice of the forum for such petition. If the Parties do not agree on the appropriate forum, then the forum shall be chosen by the Party filing the petition. If a Party intends to seek review of any court decision rendered as a result of such proceeding, the Party shall notify the other Party prior to seeking such review.

3. INCOME TAX COMPLIANCE AND CAPITAL ACCOUNTS

3.1 TAX RETURNS.  The TRP shall prepare and file all required Federal and State partnership income tax returns. Not less than thirty (30) days prior to the return due date (including extensions), the TRP shall submit to each Party for review a copy of the return as proposed.

3.2 FAIR MARKET VALUE CAPITAL ACCOUNTS.  The TRP shall establish and maintain for each Party fair market value (“FMV”) capital accounts and tax basis capital accounts in accordance with the TPPs. Upon request, the TRP shall submit to each Party along with a copy of any proposed partnership income tax return an accounting of such Party’s FMV capital account and tax basis capital account as of the end of the return period.

3.3 INFORMATION REQUESTS.  In addition to any obligation under Section 2.2.2, each Party agrees to furnish to the TRP not later than sixty (60) days before the return due date (including extensions) such information relating to the operations conducted under the Agreement as may be required for the proper preparation of such returns. Similarly, each Party agrees to furnish timely to the TRP, as requested, any information and data necessary for the preparation and/or filing of other required reports and notifications, and for the computation of the capital accounts. As provided in Code 6050K(c), a Party transferring its interest must notify the TRP to allow compliance with Code 6050K(a) (see also Section 8.1).

3.4 BEST EFFORTS WITHOUT LIABILITY.  The TRP and each of the other Parties shall use its reasonable best efforts to comply with responsibilities outlined in this Section, and with respect to the service as TMP as outlined in Section 2.2, and in doing so shall incur no liability to any other Party.

4. TAX AND FMV CAPITAL ACCOUNT ELECTIONS

4.1 GENERAL ELECTIONS.  For both income tax return and capital account purposes, the Tax Partnership shall elect:

(a)	to deduct when incurred intangible drilling and development costs (“IDC”);

(b)	for calculating depreciation, to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation, or the units of production method, as determined by the TRP;

(c)	the accrual method of accounting;

(d)	to report income on a calendar year basis;

and the Tax Partnership shall also make any elections as specially noted in Section 9.2, below.

4.2 DEPLETION.  Solely for FMV capital account purposes, depletion shall be calculated by using simulated cost depletion within the meaning of Treas. Reg. 1.704-1(b)(2)(iv)(k)(2), unless the use of simulated percentage depletion is elected in Section 9.2, below. The simulated cost depletion allowance shall be determined under the principles of Code 612 and be based on the FMV capital account basis of the Lease and the Prospect. Solely for purposes of this calculation, remaining reserves shall be determined consistently by the TRP.

4.3 ELECTION OUT UNDER CODE 761(a).

4.3.1 The TRP shall notify all Parties of an intended election to be excluded from the application of Subchapter K of Chapter 1 of the Code not later than sixty (60) days prior to the filing date or the due date (including extensions) for the Federal partnership income tax return, whichever comes earlier. Any Party that does not consent to such election in writing shall be deemed to object to such election. If all Parties consent, the TRP shall take all necessary actions to effect such election and the Parties will cooperate as needed to carry out such election. If one Party objects, the TRP shall not take any action to effect such election. Even after an effective election-out, the TRP’s rights and obligations, other than the relief from tax return filing obligations of the partnership, continue.

4.3.2 After an election-out, to avoid an unintended impairment of the election-out: The Parties will avoid, without prior coordination, any operational changes which would terminate the qualification for the election-out status; all Parties will monitor the continuing qualification of the Tax Partnership for the election-out status and will notify the other Parties if, in their opinion, a change in operations will jeopardize the election-out; and, all Parties will use, unless agreed to by them otherwise, the cumulative gas balancing method as described in Treas. Reg. 1.761-2(d)(2).

4.4 CONSENT REQUIREMENTS FOR SUBSEQUENT TAX OR FMV CAPITAL ACCOUNT ELECTIONS.  Unless stipulated differently in Section 9.3, future elections, in addition to or in amendment of those in this agreement, must be approved by the affirmative vote of both Parties.

5. CAPITAL CONTRIBUTIONS AND FMV CAPITAL ACCOUNTS

The provisions of this Section 5 and any other provisions of the TPPs relating to the maintenance of the capital accounts are intended to comply with Treas. Reg. 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations.

5.1 CAPITAL CONTRIBUTIONS.  The respective capital contributions of each Party to the Tax Partnership shall be (a) each Party’s interest in the oil and gas lease(s), including all associated lease and well equipment, committed to the Agreement, and (b) all amounts of money paid by each Party in connection with the acquisition, exploration, development, and operation of the lease(s), and all other costs characterized as contributions or expenses borne by such Party under the Agreement. Accordingly, Allied’s initial capital account shall be credited with the FMV of the lease or leases currently owned by Allied and that are subject to this Tax Partnership.  Alamos’s initial capital account shall be credited with the amount of cash contributed to pay for Drilling and Completion Costs.  The contribution of the leases and any other properties committed to the Tax Partnership shall be made by each Party’s agreement to hold legal title to its interest in such leases or other property as nominee of the Tax Partnership.

5.2 FMV CAPITAL ACCOUNTS.  The FMV capital accounts shall be increased and decreased as follows:

5.2.1 The FMV capital account of a Party shall be increased by:

(i)
the amount of money and the FMV (as of the date of contribution) of any property contributed by such Party to the Tax Partnership (net of liabilities assumed by the Tax Partnership or to which the contributed property is subject);

(ii)	that Party’s share of Tax Partnership items of income or gain, allocated in accordance with Section 6.1; and

(iii)	that Party’s share of any item described in Code 705(a)(1)(B).

5.2.2 The FMV capital account of a Party shall be decreased by:

(i)	the amount of money and the FMV of property distributed to a Party (net of liabilities assumed by such Party or to which the property is subject);

(ii)	that Party’s share of Tax Partnership loss and deductions, or items thereof, allocated in accordance with Section 6.1; and,

(iii)	that Party’s share of any item described in Code 705(a)(2)(B) or treated as such in Treasury Regulations under Code §704(b).

5.2.3 “FMV” when it applies to property contributed by a Party to the Tax Partnership shall be assumed, for purposes of 5.2.1, to equal the adjusted tax basis in the hands of the contributing Party, as defined in Code 1011, of that property unless the Parties agree otherwise as indicated in Section 9.2.

5.2.4 As provided in Treas. Reg. 1.704-1(b)(2)(iv)(e), upon distribution of Tax Partnership property to a Party the capital accounts will be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in distributed property (not previously reflected in the capital accounts) would be allocated among the Parties if there were a disposition of such property at its FMV as of the time of distribution. Furthermore, if so agreed to in Section 9.2, under the rules of Treas. Reg. 1.704-1(b)(2)(iv)(f), the FMV capital accounts shall be revalued at certain times to reflect value changes of the Tax Partnership property.

6. TAX PARTNERSHIP ALLOCATIONS

6.1 FMV CAPITAL ACCOUNT ALLOCATIONS.  Each item of income, gain, loss, or deduction shall be allocated to each Party as follows:

6.1.1 Actual or deemed income from the sale, exchange, distribution or other disposition of production shall be allocated to the Party entitled to such production or the proceeds from the sale of such production as provided in the Agreement. The amount received from the sale of production and the amount of the FMV of production taken in kind by the Parties are deemed to be identical; accordingly, such items may be omitted from the adjustments made to the Parties’ FMV capital accounts.

6.1.2 Exploration cost, IDC, operating and maintenance cost shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such cost.

6.1.3 Depreciation shall be allocated to each Party in accordance with its contribution, or obligation to contribute, to the cost of the underlying asset.

6.1.4 Simulated depletion shall be allocated to each Party in accordance with its FMV capital account adjusted basis in the applicable oil and gas property of the Tax Partnership.  Accordingly, simulated depletion with respect to the leases currently owned by Allied and that are made subject to this Tax Partnership shall be allocated to Allied

6.1.5 Simulated loss upon the sale, exchange, distribution, abandonment or other disposition of depletable property shall be allocated to the Parties in the ratio of their respective FMV capital account adjusted basis in the depletable property.

6.1.6 Gain (or simulated gain) upon the sale, exchange, distribution, or other disposition of depreciable or depletable property and loss upon the sale, exchange, distribution, abandonment or other disposition of depreciable property shall be allocated to the Parties so that the FMV capital account balances of the Parties will most closely reflect their respective percentage or fractional interests under the Agreement determined without regard to the TPPs.

6.1.7 Costs or expenses of any other kind shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such costs or expense.

6.1.8 Any other income item shall be allocated to the Parties in accordance with the manner in which such income is realized by each Party.

6.1.9 Special Allocations.

6.1.9.1 Notwithstanding the other provisions of this Section 6.1, if any Party unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which reduces the Party’s adjusted FMV capital account balance to below zero, gross income shall be specially allocated to such Party in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the FMV capital account deficit of such Party as quickly as possible. For purposes of this Section 6.1.9, a Party’s adjusted FMV capital account balance shall be the same as the Party’s FMV capital account balance increased by the sum of (i) the amount, if any, which the Party is unconditionally obligated to contribute to the Tax Partnership, and (ii) the amount, if any, which the Party is deemed to be obligated to contribute to the Tax Partnership under Treasury Regulations under Section 704(b) of the Code.

6.1.9.2 If any Party would be allocated an item of deduction or loss that would reduce its adjusted FMV capital account balance to below zero, the Party shall be allocated only the amount of such item that would reduce its adjusted capital account balance to zero, and any remaining amount of such item shall be allocated to the other Party.

6.1.9.3 The foregoing allocations set forth in this Section 6.1.9 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations. It is the intent of the Parties that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section. Therefore, notwithstanding any other provisions of this Section 6 (other than the Regulatory Allocations), the TRP shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Party’s FMV capital account balance is, to the extent possible, equal to the FMV capital account balance such Party would have had if the Regulatory Allocations were not part of the TPPs and all items were allocated pursuant to Section 6.1 without regard to the Regulatory Allocations. The TRP shall have the discretion to administer this Section 6.1.9.3 in any reasonable manner that eliminates, to the extent reasonably feasible, any character discrepancy between the amounts allocated under the other Sections of this Section 6.1.9 and the corresponding amounts allocated under this Section 6.1.9.3.

6.2 TAX RETURN AND TAX BASIS CAPITAL ACCOUNT ALLOCATIONS.

6.2.1 Unless otherwise expressly provided in this Section 6.2, the allocations of the Tax Partnership’s items of income, gain, loss, or deduction for tax return and tax basis capital account purposes shall follow the principles of the allocations under Section 6.1. However, the Tax Partnership’s taxable gain or loss on the taxable disposition of a Tax Partnership property, if any, shall be allocated to the contributing Party to the extent of built-in gain or loss (as defined by Treasury Regulations under Code §704(c)).

6.2.2 The Parties recognize that under Code 613A(c)(7)(D) the depletion allowance is to be computed separately by each Party. For this purpose, each Party’s share of the Tax Partnership’s adjusted tax basis in each oil and gas property shall be equal to its contribution to the Tax Partnership’s adjusted tax basis of such property.

6.2.3 Under Code 613A(c)(7)(D) gain or loss on the disposition of an oil and gas property is to be computed separately by each Party. According to Treas. Reg. 1.704-1(b)(4)(v), the amount realized shall be allocated as follows: (i) An amount that represents recovery of adjusted simulated depletion basis is allocated (without being credited to the capital accounts) to the Parties in the same proportion as the aggregate simulated depletion basis was allocated to such Parties under Section 6.2.2; and (ii) any remaining realization is allocated in accordance with Section 6.1.6.

6.2.4 Depreciation shall be allocated to each Party in accordance with its contribution to the Tax Partnership’s adjusted tax basis of the depreciable asset.

6.2.5 In accordance with Treas. Reg. 1.1245-1(e), depreciation recapture shall be allocated, to the extent possible, between the Parties to reflect their prior sharing of the depreciation.

6.2.6 In accordance with the principles of Treas. Reg. 1.1254-5, any recapture of IDC is determined and reported by each Party separately. Similarly, any recapture of depletion shall be computed separately by each Party, in accordance with its depletion allowance computed pursuant to Section 6.2.2.

6.2.7 For Tax Partnership properties with FMV capital account values different from their adjusted tax bases the Parties intend that the allocations described in this Section 6.2 constitute a “reasonable method” of allocating gain or loss under Treas. Reg. 1.704-3(a)(1).

6.2.8 Take-in-kind.

If checked “Yes” in Section 9.2, below, each Party has the right to determine the market for its proportionate share of production. All items of income, deductions, and credits arising from such marketing of production shall be recognized by the Tax Partnership and shall be allocated to the Party whose production is so marketed.

7. TERMINATION AND LIQUIDATING DISTRIBUTION

7.1 TERMINATION OF THE TAX PARTNERSHIP.

7.1.1 Upon termination, as provided in Code 708(b)(1)(A), the business shall be wound-up and concluded, and the assets shall be distributed to the Parties as described below by the end of such calendar year (or, if later, within ninety (90) days after the date of such termination). The assets shall be valued and distributed to the Parties in the order provided in Sections 7.1.2, 7.5, and 7.7.

7.1.2 First, all cash representing unexpended contributions by any Party and any property in which no interest has been earned by any other Party under the Agreement shall be returned to the contributing Party, and the FMV capital account balance of any such Party shall be adjusted accordingly.

7.2 BALANCING OF FMV CAPITAL ACCOUNTS.  Second, the FMV capital accounts of the Parties shall be determined as described hereinafter. The TRP shall take the actions specified under Sections 7.2 through 7.5 in order to cause the ratios of the Parties’ FMV capital accounts to reflect as closely as possible their interests under the Agreement. The ratio of a Party’s FMV capital account is represented by a fraction, the numerator of which is the Party’s FMV capital account balance and the denominator of which is the sum of all Parties’ FMV capital account balances. This is hereafter referred to as the “balancing of the FMV capital accounts” and, when completed, the FMV capital accounts of the Parties shall be referred to as “balanced.”

7.3 DEEMED SALE GAIN/LOSS CHARGE BACK.  The FMV of all Tax Partnership properties shall be determined and the gain or loss for each property, which would have resulted if sold at such FMV, shall be allocated in accordance with Sections 6.1.5 and 6.1.6.

7.4 DEFICIT MAKE-UP OBLIGATION AND BALANCING CASH CONTRIBUTIONS.  If a Party has a negative FMV capital account balance, such Party shall not be obligated to contribute to the Tax Partnership an amount of money sufficient to achieve a zero balance FMV capital account. Any Party may contribute an amount of cash to the Tax Partnership to facilitate the balancing of the FMV capital accounts. If after these adjustments the FMV capital accounts are not balanced, Section 7.5 shall apply.

7.5 DISTRIBUTION TO BALANCE CAPITAL ACCOUNTS.

7.5.1 If all Parties agree, any cash or an undivided interest in certain selected properties shall be distributed to one or more Parties as necessary for the purpose of balancing the FMV capital accounts.

7.5.2 Distribution of Undivided Interests.  Unless Section 7.5.1 applies, an undivided interest in each and every property shall be distributed to one or more Parties in accordance with the ratios of their FMV capital accounts.

7.6 FMV DETERMINATION.  If a property is to be valued for purposes of balancing the capital accounts and making a distribution under this Section 7, the Parties must first attempt to agree on the FMV of the property; failing such an agreement, the TRP shall cause a nationally recognized independent engineering firm to prepare an appraisal of the FMV of such property.

7.7 FINAL DISTRIBUTION.  After the FMV capital accounts of the Parties have been adjusted pursuant to Sections 7.2 to 7.5, all remaining property and interests then held by the Tax Partnership shall be distributed to the Parties in accordance with their positive FMV capital account balances.

8. TRANSFERS, INDEMNIFICATION, AND CORRESPONDENCE

8.1 TRANSFER OF TAX PARTNERSHIP INTERESTS.  Transfers of Tax Partnership interests shall be governed by the Agreement. A Party transferring its interest, or any part thereof, shall notify the TRP in writing within two weeks after such transfer.

8.2 CORRESPONDENCE.  All correspondence relating to the preparation and filing of the Tax Partnership’s income tax returns and capital accounts shall be sent to:

TRP: Allied Energy, Inc. Attn to: Jon M. MaKeever P.O. Box 3005 Saratoga, California 95070 Phone: (310) 710-1976 WV Office: (304) 628-3672 E-mail: jmm@alliedenergywv.com
Other Parties:
Alamo Energy Corporation Attn to: Allan Millmaker, CEO 10497 Town & Country Way, Ste. 820 Houston, Texas 77024 Phone: (832) 200-4832 Fax: (713) 464-8381 E-mail: allan@alamoenergycorp.com
9. ELECTIONS AND CHANGES TO ABOVE PROVISIONS

9.1 DESIGNATION OF TRP.  Allied Energy, Inc. is designated TRP.

9.2 SPECIAL TAX ELECTIONS.  With respect to Section 4.1, the Parties agree as follows:

(a) that the Tax Partnership shall elect to account for dispositions of depreciable assets under the general asset method to the extent permitted by Code 168(i)(4);	No
(b) that, upon the request of either Party, the Tax Partnership shall elect under Code 754 to adjust the basis of Tax Partnership property, with the adjustments provided in Code 734 for a distribution of property and in Code 743 for a transfer of a partnership interest. In case of distribution of property, the TRP shall adjust all tax basis capital accounts;

Yes
(c) that the Tax Partnership shall elect under Code 6231 to be subject to the TEFRA rules;	N/A
(d) With respect to Section 4.2, Depletion the Parties agree that the Tax Partnership shall use simulated percentage depletion instead of simulated cost depletion;	No
(e) With respect to Section 5.2.4, under the rules of Treas. Reg. 1.704-1(b)(2)(iv)(f) the Parties agree that the FMV capital accounts shall be revalued to reflect value changes of the Tax Partnership property upon the occurrence of the events specified in (5)(i) through (iii) of said -1(b)(2)(iv)(f) regulations; and

Yes
(f) With respect to Section 6.2.8, the income attributable to take-in-kind production will be reflected on the tax return.	Yes

With respect to Section 5.2.3 the FMV for the listed property or properties are determined as follows:

Property Description

    FMV

Eco Forrest Lease	$80,705.92

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the 24th day of September, 2010.

ALLIED ENERGY, INC.

By: /s/ Jon Makeever
Name: Jon Makeever
Title: President

ALAMO ENERGY CORPORATION

By: /s/ Allan Millmaker, 15 October, 2010
Name: Allan Millmaker
Title: CEO